Richard S. Lochen, Jr. newest
Peoples National Bank Board Member

Richard S. Lochen, Jr., was approved by the Board of Directors of Peoples National Bank to serve as a full Director to the Board effective May 2003.

Richard resides in the township of Nicholson, PA with his wife, Lisa, and their sons — Rick, Matthew, and Bradley. He is a graduate of Lackawanna Trail High School and the University of Scranton.

Formerly a managing accountant with Dan Kenia, PC, he presently owns and operates his own CPA Firm in Nicholson. Richard has been on the Associate Board of Peoples National Bank since 2000 and serves on the Audit Committee. He has performed independent audits of community banks as well as submitted 10Q and 10K reports to the SEC.

Organizations he is involved with include being Assistant Fire Chief of the Nicholson Fire Company, Treasurer of the Nicholson Heritage Association, Chairman of Trail Youth Basketball, and he is a member of both the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants.

With an asset size of $359 million, Peoples National Bank has offices located in Susquehanna County in Hallstead, Hop Bottom, Susquehanna and Montrose; in Wyoming County in Nicholson, Tunkhannock and Meshoppen; and new this year in Conklin, New York.

This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand for prices for the Company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties including those detailed in the Company’s filings with the Securities and Exchange Commission.